Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGER & FLOM LLP]

December 27, 2011

Pzena Investment Management, Inc.
120 West 45th Street
New York, New York 10036

Re:	Pzena Investment Management, Inc.;
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Pzena Investment Management, Inc., a Delaware corporation (the ‘‘Company’’), in connection with the Registration Statement on Form S-3 (No. 333-172257), filed on February 14, 2011 by the Company with the Securities and Exchange Commission (the ‘‘Commission’’) under the Securities Act of 1933, as amended (the ‘‘Act’’) and Amendment No. 1 thereto to be filed by the Company with the Commission under the Act on the date hereof (such Registration Statement, as so amended, the ‘‘Registration Statement’’). The Registration Statement relates to the sale from time to time by certain stockholders of the Company of up to an aggregate of  40,114,701 shares (the “Shares’’) of the Company’s Class A common stock, $0.01 par value per share (the ‘‘Common Stock’’).  The Shares are either (i) issued and outstanding as of the date hereof (the “Outstanding Shares”) or (ii) issuable pursuant to the Amended and Restated Operating Agreement of Pzena Investment Management, LLC, dated as of October 30, 2007, as further amended on March 24, 2010 (the “Operating Agreement”), by and among the Company and the each of Class B Members named therein (the “Exchange Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(i)	the Registration Statement;

(ii)	a specimen certificate evidencing the Common Stock;

(iii)	a copy of the Company’s Certificate of Incorporation as amended to date, certified by the Secretary of State of the State of Delaware;

(iv)	a copy of the Company’s By-laws, as amended through the date hereof and in effect as of the date hereof, as certified by Joan Berger, the Secretary of the Company;

(v)
copies of certain resolutions adopted by the Board of Directors of the Company, relating to the due authorization, execution and delivery of the Operating Agreement and the issuance and sale of the Shares (the “Board Resolutions”); and

(vi)	an executed copy of the Operating Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and, if any of the Shares are certificated, certificates representing the Common Stock substantially in the form of the specimen certificate examined by us will have been duly executed, countersigned, registered and delivered upon receipt of the agreed upon consideration therefor.  We have also assumed that the consideration recited in the Board Resolutions approving the issuance of the Outstanding Shares has been received in full by the Company.  In addition, we have assumed that the consideration recited in the Board Resolutions approving the issuance of the Exchange Shares will be received in full by the Company.  Further, we have assumed that the Company will continue to have a sufficient number of shares of Common Stock authorized for issuance at the time that the Exchange Shares are issued.  As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate laws (including, to the extent applicable, the Delaware constitution and judicial decisions).  The Shares may be offered from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.           The Outstanding Shares have been duly authorized by all requisite corporate action on the part of the Company and were validly issued and are fully paid and nonassessable.

2.           The Exchange Shares have been duly authorized by all requisite corporate action on the part of the Company and, when the Exchange Shares are issued in accordance with the Operating Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP